Exhibit 99.1
FOR IMMEDIATE RELEASE
David Collins (713) 654-9548
June 22, 2011
STERLING CHEMICALS TO BE ACQUIRED BY EASTMAN CHEMICAL
HOUSTON, TEXAS, June 22, 2011 —STERLING CHEMICALS, INC. (SCHI) announced today that it has entered into a definitive merger agreement pursuant to which Eastman Chemical Company (NYSE: EMN) will acquire all of the outstanding equity of Sterling Chemicals for $100 million in cash, subject to certain adjustments as provided in the merger agreement. Under the terms of the transaction, the holders of Sterling Chemicals’ common stock, par value $0.01 per share, will receive $2.50 per share in cash, representing a 63% premium over the most recently reported market price of $1.53 and a 94% premium over the 90 day volume-weighted average trading price (VWAP). Although, as of April 1, 2011, the aggregate Liquidation Value of Sterling Chemicals’ outstanding shares of Series A Convertible Preferred Stock was $110,070,204, which aggregate Liquidation Value will increase to $114,473,006 on July 1, 2011, the holders of Sterling Chemicals’ outstanding shares of Series A Convertible Preferred Stock have agreed to support the transaction and will only receive $92,928,850 in the aggregate in respect of their Series A Convertible Preferred Stock, subject to adjustment as provided in the merger agreement. The merger, which has been approved by the Sterling Chemical’s board of directors upon the recommendation of a special committee of independent directors and by the board of directors of Eastman Chemical, is expected to close in the third quarter of 2011 after receipt of required regulatory approvals and the satisfaction of other customary closing conditions.
John V. Genova, Sterling’s President and Chief Executive Officer, stated that “We believe that we are an excellent strategic fit for Eastman, especially given our existing plasticizer manufacturing assets. The many other quality attributes of our Texas City site has the potential of adding further future value. We look forward to working with Eastman to ensure a smooth and effective transition.”
In connection with the transaction, Moelis & Company LLC acted as exclusive financial advisor and Alston & Bird LLP acted as legal counsel to the special committee of the board of directors of Sterling Chemicals and Akin Gump Strauss Hauer & Feld LLP acted as legal counsel to Sterling Chemicals.
The transaction is subject to customary conditions, including applicable regulatory approvals. Investment Funds and other stockholders affiliated with Resurgence Asset Management, L.L.C., beneficially owning shares of Sterling Chemicals’ common stock and Series A Convertible Preferred Stock having the right to cast over 88% of the outstanding votes eligible to be cast with respect to the adoption of the merger agreement have executed a written consent to adopt the merger agreement.
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About Sterling Chemicals, Inc.
Sterling Chemicals, Inc. is a leading North American producer of selected petrochemicals used to manufacture a wide array of consumer goods and industrial products throughout the world. Its primary product is acetic acid. More information on Sterling Chemicals, Inc. can be found at www.sterlingchemicals.com.
Certain Additional Information
Investors and security holders are urged to read the current reports on Form 8-K to be filed by Sterling Chemicals regarding the transaction, the information statement of Sterling Chemicals and any other relevant documents filed by Sterling Chemicals with the SEC when they become available, as well as any amendments or supplements to those documents, because they will contain important information. The definitive information statement will be mailed to Sterling Chemicals security holders. Investors and security holders may obtain a free copy of documents filed with the SEC at the SEC’s Internet web site at (www.sec.gov). Such documents may also be obtained free of charge from Sterling Chemicals by directing such request to: Sterling Chemicals, Inc., Attn: Corporate Secretary, 333 Clay Street, Suite 3600, Houston, Texas 77002 or by calling (713) 654-9502.
Statement on Forward Looking Statements
Certain statements either contained in or incorporated by reference into this document and oral statements made from time to time by representatives of Sterling Chemicals are forward-looking statements that involve risks and uncertainty. Future events regarding the proposed transactions and Sterling Chemicals’ actual results could differ materially from the forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the combined companies’ plans following, and the expected completion of, the proposed acquisition. These forward-looking statements involve certain risks and uncertainties that could cause actual results and the timing of events to differ materially from those indicated in such forward-looking statements and generally include statements that are predictive in nature and depend upon or refer to future events or conditions. Risks and uncertainties include the ability of Sterling Chemicals and Eastman Chemical to complete the transactions contemplated by the merger agreement, including the parties’ abilities to satisfy the conditions to the consummation of the proposed acquisition; the possibility of any termination of the merger agreement; the timing of the merger; the possibility that various other conditions to the consummation of the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger; the diversion of management time on merger-related issues; other uncertainties pertaining to the business of Sterling Chemicals; general economic conditions, including the continuing global economic uncertainty, the impact of sourcing costs; and additional factors detailed in Sterling Chemicals’ public filings with the SEC from time to time, including Sterling Chemicals’ most recent Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q and its subsequently filed SEC reports, each as filed with the SEC. The reader is cautioned not to unduly rely on these forward-looking statements. Sterling Chemicals expressly disclaim any intent or obligation to update or revise publicly any forward-looking statements except as required by law.